UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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INTEVAC, INC.

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INTEVAC ISSUES OPEN LETTER TO STOCKHOLDERS

Time is Short – Vote the WHITE Proxy Card Today “FOR ALL” Intevac Director Nominees

Settlement Discussions Contingent Upon Voce Capital’s Unreasonable Demands – Once Again

SANTA CLARA, Calif., May 5, 2014 – Intevac, Inc. (NASDAQ: IVAC) today issued an open letter to Intevac stockholders regarding its 2014 Annual Meeting of Stockholders to be held on Wednesday, May 14, 2014. An activist hedge fund, Voce Catalyst Partners LP (“VCP”), which is affiliated with Voce Capital LLC and Voce Capital Management LLC (collectively with VCP, “Voce Capital”), has disclosed an ownership of about half of a percent (~0.5%) of Intevac’s outstanding common stock. Voce Capital is trying to oust three experienced and integral members of Intevac’s Board and replace them with Voce Capital nominees.

May 5, 2015

Dear Intevac Stockholder:

With Intevac’s Annual Meeting on May 14, 2014 fast approaching, we are writing to ensure that you have the key facts about the strength of your Board and leadership team, and the strategy we are executing to drive stockholder value. We strongly believe that the facts support only one rational determination: that Intevac is already making the right changes to the Company, our business model and our Board.

Your Board of Directors is composed of independent thinkers who are active, engaged in the strategic evolution of the Company and fully supportive of your CEO. We are focused squarely on continuing to build on our foundation to enhance stockholder value, while remaining keenly attuned to maximizing return on invested capital, minimizing the risk our business faces and working collaboratively to fulfill our customers’ unique needs. We have taken decisive action to deliver on these responsibilities, including:

•	Appointing a new CEO with a proven track record of returning companies to profitability;

•	Executing a clear strategy to drive growth and enhance profitability in each of Intevac’s core businesses;

•	Implementing a risk/reward gating system to drive or curtail project spending, as appropriate;

•	Streamlining Intevac’s corporate cost structure and continuing to shift to a higher percentage of variable over fixed costs; and

•	Commencing a $30 million stock repurchase program to be implemented as opportune market purchases are available.

The progress we are making is tangible and bolsters our confidence that we are on the right path to continue to build stockholder value. We are pleased that many of our stockholders share our belief that Intevac is well positioned for the future. Our actions are part of a long term approach that began well before any activist involvement.

INTEVAC’S BOARD LISTENS AND WE HAVE ACTED TO ENHANCE

INTEVAC’S OPERATIONS AND GOVERNANCE

As mentioned above, your Board and management team have taken actions to strengthen the Company and long-term stockholder value:

The Board recognized that new leadership was needed to drive Intevac’s next stage of growth and took action. In July 2013, we appointed Wendell Blonigan as President and Chief Executive Officer. With his extensive engineering background and track record of implementing two successful turnarounds of unprofitable businesses, the Board determined that Mr. Blonigan was the right person to lead Intevac forward. In his first sixth months at Intevac, Mr. Blonigan undertook a comprehensive review of our business and product portfolio.

As part of this review, he has refined our product pipeline strategy from one that is market-driven to one that is product-driven in order to effectively leverage our core competencies and address customer needs. He has implemented a system of funding gates for each product, and as a result, already taken a number of decisive actions, including discontinuing the Solar etch product in the first quarter of 2014, making substantial reductions to our cost structure and working toward increasing the variable cost component going forward. Under Mr. Blonigan’s direction, our strategies have traction and we are positioned to realize significant value for stockholders.

We heard stockholders’ calls for additional changes to our Board, leading to four new Board members in four years, including the appointment of a new Board member five months ago, and a commitment to appointing two new independent directors within the next 12 months. These actions demonstrate Intevac’s strong record of Board refreshment. The directors we have added are extraordinarily talented, highly independent, and doing exactly the work that investors have wanted them to do. Most recently, we appointed Matthew Drapkin, a stockholder representative, to our Board. As a member of the Nominating and Governance Committee, Mr. Drapkin will play an active role in helping identify two new talented individuals with expertise in defense and data storage to serve on Intevac’s Board, two important growth areas for Intevac. Notably, none of Voce Capital’s director nominees possess expertise in these industries.

INTEVAC’S RECENT ATTEMPT TO REACH AGREEMENT WAS REJECTED BY

VOCE CAPITAL, PROLONGING UNNECESSARY AND DISRUPTIVE PROXY CONTEST

We recently engaged in discussions with Voce Capital in another attempt to agree to a settlement to end Voce Capital’s disruptive proxy contest, so that we could fully focus on running the business and creating value for all stockholders. Although we disagree with the conclusions reached by Institutional Shareholder Services and Glass Lewis, we remain open-minded and, accordingly, we proposed to Voce Capital that Intevac would include Voce Capital’s nominee Marc T. Giles in the pool of candidates being considered as part of our ongoing Board refreshment process.

Voce Capital unfortunately rejected our good faith offer of a settlement for two reasons. First, Voce Capital wanted Mr. Giles to be considered for the Board immediately – less than 10 days before our Annual Meeting. We previously offered to interview Voce Capital’s nominees, when there was time for a proper interview and vetting process. We don’t feel it is appropriate to compromise the Nominating and Governance Committee’s procedures in this fashion given the limited time before the Annual Meeting.

Second, Voce Capital is asking Intevac to reimburse the $160,000 they have spent on their proxy contest, despite having already forced the Company to incur significant expenses and divert management attention away from running the business. We are perplexed by Voce Capital’s request and will not agree to it.

Given Voce’s Capital’s refusal to work cooperatively with the Intevac Board, we have concerns as to whether Voce Capital would advance the long-term interests of ALL Intevac stockholders.

WE BELIEVE VOCE CAPITAL’S NOMINEES ARE UNFIT TO SERVE INTEVAC’S INVESTORS

We believe the facts are clear: Your Board is already making changes to its composition and leadership. Your CEO conducted a comprehensive review of the Company and is implementing changes to the overall strategy, operative philosophy and product roadmap. We are committed to appointing two additional directors and have identified the requisite skill sets those two individuals. Intevac stockholders should have serious concerns about electing Voce Capital’s unqualified and inexperienced director candidates, since:

•	NONE of Voce Capital’s nominees have any meaningful experience running a company in any of the industries in which Intevac operates;

•	NONE have any expertise driving growth in defense or the data storage, important capabilities for Intevac;

•	NONE were allowed to be interviewed by the Company unless we first agreed to unreasonable conditions; and

•	NO strategy has been put forth to create value; in fact, Voce Capital has backed away from the value destroying actions it previously advocated and has put forth no alternative suggestions about improvements to Intevac’s strategy.

PROTECT THE VALUE OF YOUR INVESTMENT IN INTEVAC

VOTE THE WHITE PROXY CARD TODAY

We strongly urge you to protect the value of your investment in Intevac by voting “FOR” your Board’s experienced and highly qualified director nominees on the WHITE proxy card today. This Board and this management team are on a good path, a path that is open and responsive to stockholders, a path that is demonstrating real progress, and a path that is poised to deliver long term value.

We believe the choice is clear – If you want to see continued change at Intevac which benefits your investment, we urge you to vote the WHITE proxy card FOR Intevac’s eight director nominees: Norman H. Pond, Wendell T. Blonigan, Matthew A. Drapkin, David S. Dury, Stanley J. Hill, Thomas M. Rohrs, John F. Schaefer and Ping Yang. Please do not return or otherwise vote any GOLD proxy card sent to you by Voce Capital.

On behalf of your Board, we thank you for your continued support of Intevac.

Sincerely,

/s/ Norman H. Pond	/s/ Wendell T. Blonigan
Norman H. Pond Founder and Chairman of the Board	Wendell T. Blonigan President and Chief Executive Officer

Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Intevac’s legal counsel.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

ABOUT INTEVAC

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design and development of high-productivity, thin film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties.

Intevac is the market and technology leader in the hard drive industry, with our systems processing approximately 60% of all magnetic disk media produced worldwide. Our high-performance, high-throughput technology solutions continue to expand into additional markets – including solar and adjacent thin film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the sole-source provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information, call 408.986.9899, or visit www.intevac.com

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding Intevac’s growth and board development strategies, stockholder value creation, business trends and opportunities, product pipeline strategies and capital management initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

Intevac, Inc.

Jeff Andreson, 408-986-9888

Chief Financial Officer

Claire McAdams, 530-265-9899

Investor Relations

Jamie Moser / Tim Lynch / Alyssa Cass, 212-355-4449

Joele Frank, Wilkinson Brimmer Katcher